Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

FTI CONSULTING

Moderator: Eric Boyriven

November 5, 2008

4:00 p.m. CT

Operator: Good day everyone and welcome to the FTI Consulting Third Quarter Conference Call. As a reminder today’s call is being recorded.

For opening remarks and introductions, I’d like to turn the call over to Eric Boyriven. Please go ahead.

Eric Boyriven: Good afternoon and welcome to the FTI Consulting 2008 Third Quarter Conference Call. Management will begin with formal remarks after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenue, operating income and cash flow in prior periods and expects that this may occur from time to time in the future.

As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subjected to normal year end adjustments. Other factors that could cause such differences include the pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

We define EBITDA as operating income before depreciation and amortization of intangible assets plus litigation settlements. We use EBITDA in evaluating financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP we believe that is can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors.

EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of company’s in our industry. We use EBITDA to evaluate and compare the operating performance of our segment and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring.

EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to but not as a substitute for or superior to the information contained in our statements of income.

Reconciliations of EBITDA to net income and segment EBITDA to segment operating income are included in the accompanying tables in today’s press release available at www.fticonsulting.com.

With these formalities out of the way, I’d like to turn the call over to Jack Dunn, President and Chief Executive Officer of FTI Consulting. Jack?

Jack Dunn: Thank you, Eric. Good evening and thank you for joining us to discuss our third quarter results. With me on the call are Dennis Shaughnessy, our Chairman; Dom DiNapoli, our COO;

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

Dave Bannister, our Chief Development Officer; Declan Kelly, our Chief Integration Officer; and Jorge Celaya, our CFO.

I hope you’ve had a chance to review our press release. If not, as always, it is available on our Web site. I apologize for the timing of the call but we wanted to be in a position to speak at a conference tomorrow morning. As you know we have been constrained of late by our quiet period relating to the proposed IPO of the technology segment, but we will now be able and available to entertain your questions this evening and going forward.

What we would like to accomplish this evening are the following; first we would like to give you a brief overview of the last 100 days from a macro perspective and what it means to our industry. Next we would like to review our performance for the quarter and follow that with a discussion of the outlook for each of our segments given the change that has occurred in the global economy over the last 60 days. Most importantly, we would like to then take your questions.

As you will have seen from our press release, we have decided to delay filing of the IPO of our technology segment. The unprecedented decline and volatility of the capital markets over the last several months dictate prudence around the timing of such an offering as strategic decisions relating to this highly valuable asset. We will carefully monitor market conditions and will continue to aggressively grow and improve this market leading segment regardless of the ups and downs of the capital markets. We will keep you informed as our thinking evolves.

Since 2003, we have worked diligently to build a balanced portfolio of products and services that would stand us in good stead through all types of markets and every type of cycle. From a business that was 80 percent restructuring in 2002, today we are still the number one restructuring practice in the U.S. by an order of magnitude. But we also have five segments and infinitely more practices that have changed this former bad news bull into more of a company for all seasons.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

The third quarter was not a season; however, it was a tsunami. It was marked by a volatility never before seen in the world economy with a loss of wealth and freezing of capital that no one I know in any field has ever seen the like of before. Volatility is measured by the seed CBOE volatility index or the VIX which were at unprecedented levels in September from what were already elevated levels caused by distress in the mortgage markets. Through the entire period it has significantly exceeded its peak in 1998 when the markets were disrupted by the crisis in Asia and the implosion of long term capital management.

The sheer decimation of the financial sector is demonstrated by the sharp decline in the Dow Jones financial services index, essentially cut in half over the past six months. In the past year, global stock markets have lost approximately $32 trillion in notional value, $12 trillion of that has been destroyed in the month of October alone.

Finally the TED spread, or the difference between U.S. Treasury rate and the Eurodollar lending rate, which is a proxy for credit risk in the economy, like the VIX, is at levels we’ve never seen before, not in 1998, not even in 1987 when the stock market crashed.

With regard to credit, even anecdotally if not apocryphally, the stories are legion; companies unable to roll commercial paper, utility first mortgage bonds going unsubscribed, and investment grade companies being told by their banks that if they dare draw down on their lines they’ll never borrow again.

For FTI the past quarter mirrored the events of the global marketplace. In corporate finance restructuring were performed at excellent levels with a record period of new business generation. In addition to previously discussed clients, names like Lehman Brothers, SEI Trust, WCI Communications and WaMu filled our roster of new clients. The outlook for this segment for the next 24 to 36 months is exceptional.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

At the other end of the spectrum were those businesses with some dependence on credit availability and market transactions such as real estate and strategic communications. While both of these practices have strong retainer base elements, they do rely on market activity for part of their revenue. Usually in real estate, whether the market is frothy or forced, there are transactions and when there are transactions no matter what the price our services are required and they benefit.

As we noted in our press release, the market for real estate transactions in New York alone was down 60 percent during the period. This market went downhill so fast that it went through the floor of the lender for sales because although lenders could jump up and down there was no capital to take advantage even of incredible bargains.

In strategic communications, in addition to capital markets effects, we are also facing a currency adjustment between July and December of over $7 million as the pound went from $1.99 to $1.56. It is a tribute to this group that they have made up for much of this with substitute work.

Finally, as valuable and strategically important as the vast majority of our services are to them, our clients are clearly not totally immune to those rare deer in the headlights moments like this when decisions on critical initiatives are put on hold as panic sets in. This was the case in the third quarter. In that period people basically froze looking at their screens and everyone was impacted. And that was a phenomenon that affected all of our businesses.

With regard to the quarter, revenue increased 28.5 percent to $325.5 million from $253.3 million a year ago. The increase was about evenly split between organic growth and acquisitions with all of our segments generating at least some positive organic revenue increases during the period.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

EBITDA increased 16.7 percent to $66 million or 20.3 percent of revenue up from $56.6 million or 22.3 percent of revenue last year.

Net earnings were up 19.6 percent to $27.5 million, while earnings per share were up slightly to $0.51 compared to $0.50 last year which included an increase of more than 19 percent in shares outstanding over the prior period.

We had an excellent quarter for cash generation with cash flow from operations approximately $51 million compared to $32 million in the same quarter last year. And for the nine months we generated approximately $109 million from operations.

We exited the quarter in a strong and liquid financial position after spending $90 million for acquisitions in the quarter, most of which was the purchase of Attenex.

We had cash and equivalents of September 30th of $146 million.

The total debt was approximately $568.5 million and no amounts were outstanding under our credit line.

As you would expect the key positive drivers of performance in the quarter were activities that prevail in the downside of the economic cycle. So the segments that did well were those heavily biased towards restructuring and turnarounds such as corporate finance restructuring or like economic consulting which was involved in the industry consolidations that are being forced in the financial services arena by the government, and competitive pressures in such industries as airlines, automotives, and the like.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

Both corporate finance and econ maintain the strong momentum that they experienced in the first half of the year. This was aided by a number of signature assignments such as winning the role as financial advisor to the creditor’s committee at Lehman Brothers.

With respect to the segments and corporate finance, the global credit and liquidity prices continue to be the story line.

Revenue increased 46 percent to $91.8 million from $62.9 million in the prior year period.

Organic growth was again robust at 29 percent and the balance of revenue was contributed by the Schonbraun McCann Group or SMG.

EBITDA increased 44 percent to $25.5 million. The EBITDA margin of 27.7 percent was down slightly from 28.1 percent last year; however margins at the core U.S. and U.K. core (fin) practices were actually up 50 basis points but were offset by the addition of SMG’s results which carry a slightly lower margin than restructuring.

Our longstanding view that the impact of the credit crisis would broaden is indeed playing out and we are active across multiple fronts. Financial services remain a source of significant work for us and given developments of the past few weeks we expect this only to increase.

Retail and consumer is another area of the economy where we are increasingly active and recent statistics are showing consumer confidence plummeting to record lows, rising unemployment and continuing slippage in housing prices all of which bode ominously for consumer spending. Retailers are facing distress going into the holiday season and we are watching a number of cases which we think could be vulnerable.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

We expect the retail sector to be a good source of opportunities for us going forward and beyond retail other emerging areas would include media, hospitality, food and beverage, especially the grocery chains, and transportation.

The economic consulting segment increased its revenue by 23 percent to $56.4 million from $45.9 million in the prior year period. All of this growth was organic.

Segment EBITDA increased 30 percent to $15.8 million from $12.1 million a year ago. Margins in the quarter increased to 27.9 percent of revenue from 26.5 percent a year ago.

Strategic M&A work continued to be a driver of economic consulting strong results in the quarter. But in addition, momentum has begun to pass to the financial economics group which has seen strong demand begin to build for stockholder class actions and other economic engagements arising out of the turmoil in the financial markets, and for traditional anti-trust litigation in areas such as price fixing and alleged illegal tying as companies seek to mitigate pressures from an increasingly hostile economic climate.

While it occurred after the quarter, we were very pleased to have launched our new auction solutions practice under the leadership of Paul Milgrom and David Salant. The auction model is becoming increasingly attractive for markets such as media for selling online advertising space, carbon trading, the airline industry for landing spots, and railroads for allocating traffic.

With Paul and David on board at FTI, there will be no one who has more expertise or experience in the design and implementation of auctions than we do. The team has already begun to collaborate with our media and network industries practices within economic consulting on opportunities to implement the auction model into performance enhancing strategies. This is yet another example of our ability to attract rock stars in compelling areas to build out our capabilities to bring value to clients.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

The strategic communications segment, as I mentioned earlier, put in a solid performance in the quarter despite frozen capital markets and a material impact from currency as revenue increased 24 percent to $56.1 million from $45.1 million in the prior year. The revenue increase was split almost evenly between organic growth and contributions from businesses acquired over the past year.

EBITDA increased 12 percent to $13.2 million or 23.5 percent of segment revenue from $11.8 million or 26.1 percent of revenue last year. Margins were impacted by the lack of significant highly profitable M&A work and a reserve taken with regard to work performed prior to the acquisition by FTI.

As the most global of our segments, foreign strategic communication was hardest hit by the rapid appreciation in the dollar against foreign currencies, in their case primarily against U.K. sterling. Foreign exchange had an impact of about $1.5 million on revenue compared to rates that prevailed in the second quarter, or a little over three percent on organic growth.

The breadth of the communications segment has become an asset in this market where we have reduced its concentration in the core U.K. and U.S. capital markets activity. We have consciously diversified the business over the past several years across geographies and service offerings. That diversification put them in very good stead in the quarter where there was little capital markets work for IPOs and M&A transactions compared to the same period last year.

The successful development of crisis communications advisory sources has allowed this segment to replace the lost revenue from M&A work in the core U.K. and U.S. markets. They maintain previously strong momentum in the Gulf states, Australia and Asia. The proof of their accomplishments in Asia came from FTI recently being named by the Financial Times and merger market as the Asia-Pacific PR firm of the year.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

Revenue in the forensic litigation consulting segment increased 20 percent to $65.8 million from $54.6 million in the prior year. Revenue increased in the quarter primarily due to contributions from acquisitions. The segment also saw healthy activity in regulated industries such as insurance, healthcare and pharmaceuticals and healthy activity in the segments areas of domain expertise such as intellectual property and construction.

FLC’s EBITA increased to $14.9 million or 22 percent of segment revenue from $14.5 million or 26.6 percent of segment revenue in the prior year.

Margins in the quarter were impacted by lower utilization and the integration expenses related to the recent U.K. acquisition.

What we’ve seen in the market is a general reluctance of companies to spend money to pursue litigation and because of the electoral cycle and overall lack of regulatory enforcement activity by federal government. FLC has held its own in this climate and we are continuing to hire good people. We believe we are increasing our market share. We are focusing on attracting the best talent to FTI and courting the best clients and using our size and financial strength to cement our competitive position and prepare ourselves to maximize the opportunities when the market inevitably turns as it will.

With the election now over and political uncertainty perhaps being resolved, we expect to see the resumption of regulatory enforcement actions and at some point an acceleration in litigation surrounding the financial crisis. Regime change usually brings the best and the brightest or at least the most ambitious to win their spurs and this almost always spells regulatory activism. The anti-Wall Street climate, especially in light of the recent publicly unpopular bailouts has already given rise to a number of lawsuits. Our economic consulting practice is seeing these at the early

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

strategic face we would expect FLC to see them as they mature to the investigative, accounting and damage phases.

The technology segment had a challenging quarter impacted by the confluence of circumstances around the slow litigation and regulatory environment due to the credit crisis and the economic slowdown. The implosion of financial services sector and a more competitive market all while beginning to integrate the largest acquisition in its history and investing in the businesses to support its growing size and breadth.

From a strategic standpoint the defining moment during the quarter for technology was the closing of the Attenex acquisition in early July. As we have discussed with you in the past, Attenex brings to FTI a sizable portfolio of intellectual property, a cadre of the most talented software designers in the e-discovery space, and a great roster of clients.

When we complete the integration of the Ringtail and Attenex software platforms and roll it out early next year, the combination will create the most robust end to end solution in the market. To accomplish this we expect to continue to invest heavily in R&D through early 2009 to accelerate our product development to exploit the opportunities that our enhanced scale brings and are building out the infrastructure to enable us to support a much larger business base and manage our growth.

The credit crisis and growing recessionary pressures caused a general paralysis in litigation decisions, especially in the large cases where tech is so well positioned. More acutely and at the same time technology was hard hit by the rapid unwinding of the financial services industry. They had sizable ongoing and prospective engagements with a number of financial clients such as Bear Sterns, Lehman Brothers and Merrill Lynch that went away when these clients were either acquired or went bankrupt and this had a disruptive impact on revenue for them in the period.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

Finally, during the quarter we saw the beginning of some competitive pressure on prices as smaller participants attempted to find a tool to compete with our practice. We do not intend to stand still and the introduction of the combined Ringtail/Attenex platform in early 2009 is intended once again to change the game.

Despite these several challenges our revenue grew 24 percent to $55.4 million in the quarter. Growth came from work on several large farm and financial services clients but was lower than it had been trending in the past several quarters for the reasons I mentioned. EBITDA declined to $15.4 million equal to 27.8 percent of revenue from $18.6 million or 41 percent of revenue last year. Going forward, we expect the margin structure of this business to resemble comparable software as a service and content management companies.

With regard to the outlook for our businesses, as we said corporate finance is very strong. We hired 60 people during the quarter, successfully training and migrating them into jobs and are looking for more each day. Again each day new sectors are feeling the bite of the credit markets and the number of high yield financings coming due in the next months and years is featured daily in the financial press. In terms of challenges we are particularly seeking new hires at the senior level to prevent a bandwidth of talent from becoming a constraint on growth.

In fact earlier today we were pleased to announce the addition of five senior practitioners who will focus on Canada and Latin America. These senior professionals and the team that joined them have extensive experience in dealing with a myriad of complexities in markets that will be caught up in the vortex of the global recession. The opportunity to serve Latin America is especially attractive and complimentary given our focus on that area and its economic problems.

As the segment that gives rise most often to exuberance, during these market times it is important to remember that it has been growing at plus or minus a 30 percent compound annual growth rate for some time, in many cases lapping some very good quarters to boot. Therefore

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

each new case does not bring the prospect of dramatically moving the dial but overall their prospects as I said appear exceptional.

With respect to economic consulting following another great quarter it has momentum. While it is still seeing strategic M&A work, it also has had a large run up in litigation and enforcement matters relating to the subprime debacle and related messes. We represented both Delta and Northwest before the antitrust authorities of the Justice Department in their recent merger, we represented all the big banks in the antitrust plaintiff litigation over municipal bond fees, and Yahoo has been and will be an important client. We represent the CME where we provide strategic counsel in connection with the roll in impact of non-traditional speculators in the future markets. We also represent many clients in the private equity and hedge fund industries with regard to the topical issues of the day.

Perhaps however the best indication of the strength of this sector is the number of senior hires we have made and are about to make to strengthen even further what is already a bastion of intellectual capital. A single big named economist can be responsible for $5 million, $10 million, $15 million or even $25 million of revenues per year and we believe we are increasingly the place of choice for such professionals, especially in some of the turmoil that has taken place in the economic consulting world recently.

The segments that are subject to large or a strong level of capital markets activity as we’ve talked about such as strategic communications and our real estate offering who are dependent on litigation and our regulatory activity like FLC had especially challenging quarters and have challenging outlooks. They are looking to negotiate these difficult times by being as nimble and proactive as possible.

Strategic communications success and outlook will depend on its continuing ability to successfully shift its focus from M&A and IPOs to financial crisis communications. To date they have replaced

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

a good deal of their revenue with some major assignments. These included global assignments working with one of the largest international insurance companies and other mandates from Allstate, Citadel and TPG. In addition, Gulf State Sovereign Fund and also the largest natural resources in China each became strategic clients.

The other thing that will determine them, of course, is the return of the capital markets. In addition, however, emerging markets such as Asia and the Middle East have continued to do well and appear to be strong. Most of their acquisitions also, in particular Ashton Partners in the U.S. and First Person in Australia are also performing strongly. As we discussed they are also facing over a $7 million hurdle in foreign exchange costs as the pound plummeted from a $1.99 earlier in the year in July to $1.56.

All things considered, the creativity, effort and focus which has successfully replaced the more traditional capital markets engagements has been remarkable. As described above we fully expect FLC to have a good year next year.

The early signs of big litigation resulting from the financial crisis is already being sensed in our economics practice and if it runs true to form the new administration will increase regulatory activity and that litigation will go from the strategic area where our economists are so often involved into the stages that involve damages assessment, accounting and investigation.

Regarding guidance, while the third quarter presented unusual challenges, September and most recently October were both strong months and we believe the underlying demand for our services will continue throughout the balance of the year and beyond. Given the volatility, the truly unique business climate in which we are operating, we are mindful that predicting earnings in any discrete 90 day period can be challenging.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

Based on current market predictions, we believe our revenue for the year will be in a range of $1.275 billion to $1.3 billion, approximately 30 percent greater than last year. Earnings per share we believe will be between $2.30 and $2.35, more than 15 percent greater than last year. Importantly, current market conditions that include financial markets in disarray and a new enforcement oriented administration, ongoing credit and capital constraints and the compelling needs of businesses around the world to anticipate and react to these issues, all lay the foundation for a solid 2009 and beyond.

We are enthused at the prospects in front of us, we have the capital required to pursue unprecedented acquisition opportunities at what are becoming compelling valuations. We also firmly believe that good companies invest in their brand, especially at times like these when others can’t or don’t.

Over the coming weeks and months, please look for the impact of our brand building investments domestically and around the globe. We are increasingly seen as the employer of choice for the true rainmakers in our industry and expect to continue to welcome the best and the brightest to our FTI family.

We are helping clients solve problems on a global basis and our advice and counsel have never been more highly valued. We are the leader in the technology sector and we are looking to further change the game through the soon to be released end to end solution where we integrate the two market platforms of Ringtail and Attenex.

We remain confident in our ability to double our revenues and earnings over the next four years and are committed more than ever to achieving the objectives we laid out in our vision 2012 plan. With that, we’d like to now address your questions.

Operator: Thank you. And our first question comes from Arnie Ursaner with CJS Securities.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

Arnie Ursaner: Good afternoon, Jack.

Jack Dunn: Hi, Arnie.

Arnie Ursaner: You covered a lot of ground in your prepared remarks. So the question I have is can you give us a feel for the accounting treatment for the deal expenses and how they may have impacted Q3?

Dennis Shaughnessy: Could you repeat that, Arnie, it’s Dennis.

Arnie Ursaner: A feel for the accounting treatment for the deal expenses that you may have occurred in Q3?

Dennis Shaughnessy: We’ve expensed most – the expenses were at two levels. One, they were in the SG&A expenses of the technology group. They would be broken down into you know brand expenses, naming it, research, there’s also accounting expenses that were in there that pertained to some of the revenue recognition work they were doing and then just some general admin expenses trying to prepare it to become a separate company.

We also had the audit expenses that we ate in corporate. Those have all been expensed. They were expensed in the quarter. The bulk of those would be behind us. There was some small amount of expense that would be legal but that would be really immaterial that we had to capitalize and would be offset against an IPO transaction as a cost of raising capital.

Arnie Ursaner: Would it be fair to say the reclassification of the $4.9 million of expenses into SG&A, I assume that’s a different issue…

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

Dennis Shaughnessy: That is really a function of reclassifying research and develop costs. What happened, Arnie, is we charged research and development costs and expensed them directly as a direct expense of the technology group. Because of the magnitude of R&D expense in a 10X which is a pure technology company, our accountants felt that it would be better to drop all the R&D expense down into SG&A to conform it more with industry standards.

Arnie Ursaner: Well then I guess the logical question to follow it up is can you attempt to quantify the total expenses and the margin impact it had on your technology segment?

Dennis Shaughnessy: Well there was no effort to integrate the R&D expense in the quarter.

Arnie Ursaner: I’m sorry, what I was talking about was the accounting treatment for the deal expenses. Can you quantify the total of those and how it would have impacted your margin…

Dennis Shaughnessy: Yes, I think you’re looking at $0.02 to $0.04. You know part deal, part extra R&D expense.

Arnie Ursaner: I’m sure you have many people on the call, so the other question I have again related to the technology segment is when you have contract that evaporate if you will because the company may change, go into bankruptcy or merge or some other factor, I guess my question is what incremental cost would you have necessarily incurred? Isn’t a lot of this business scalable and again I’m looking at your…

Dennis Shaughnessy: Yes, the cost would be – one of the things that the tech group was doing is building an independent direct sales network outside of what we already had in FTI anticipating obviously operating eventually on its own. So you do have selling expense but in all honesty it’s not that much.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

The main contracts that we lost were large enterprise licensing contracts one of which could come back because it was about ready to be signed and the company was one of the ones that went into a forced merger. Obviously the Lehman Brothers work won’t come back because of the bankruptcy filing, although the good news is we’ll probably as an institution make more money on it long term because of our selection to represent the creditors of Lehman Brothers.

But there’s not a lot – mostly the upfront costs, Arnie, would be just the selling expenses to close the deal. It was just unfortunate that it all hit in one quarter as the three of these you know brand name institutions pretty much ceased to make their own decisions.

Arnie Ursaner: OK, I’ll jump back in the queue. Thank you.

Operator: Next we’ll go to Tobey Sommer with SunTrust Robinson Humphrey.

(Frank): Hi, this is (Frank) in for Tobey. Can you hear me?

Dennis Shaughnessy: Yes.

Jack Dunn: Yes.

(Frank): A quick question about I guess forensic and litigation. How much visibility do you have there look forward and what are you seeing in terms of the trend?

Jack Dunn: I think the visibility there for you know it’s a large business – we have good visibility in our investigations business throughout the world. We have an ongoing cases in terms of our – as we mention the places where we have domain expertise is in intellectual property and construction where you have longer term projects and assignments. It’s – the visibility that’s lacking right now

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

is for the big enforcement areas which will probably as I say not begin in full force until there’s a new administration.

But trust me that based on a number of cycles like this you will have especially given the enthusiasm that we all saw evidenced last night, there will be a very proactive and enforcement oriented administration coming in. I think you’ll see targeted that we’ve already seen – as I mentioned in our economic consulting the focus on individuals that were ostensibly the beneficiary of the bailouts become the subject of litigation. So we would be looking at the beginning of next year to really see the larger cases start to kick in again.

The other thing that I’ll mention is with the acquisition that we did in the U.K., we have a very good – we probably have a recognized brand there in our FA and we were just recently able to hire a new individual who is a noted individual in the investigations business which fills out a hole in our platform. We had great investigation capability. In the Far East we had exceptional capability. Beginning in Western Europe and in South America and now with the addition of this individual and our commitment behind him to build a team that should fill out the dance card for us.

So I think on that kind of stuff you have good visibility. What you don’t have the visibility on is what’s going to be the next options backdating case or the next foreign corrupt practices act type of enforcement. I would suspect that it would focus on hedge fund activity. I would suspect that it would focus on activity in the subprime area and that that will be a major, major push of the Justice Department, especially in light of the bailout plan.

Dennis Shaughnessy: Frank, we have been retained, we have some degree of visibility on what the large cases may look like and that the potential defendants are obviously lining up their teams and have been retaining our economists to do damage survey, studies, build models as to potential securities litigation problems. So we’re seeing it in the very beginning. There’s been a lot of

FTI CONSULTING

Moderator: Eric Boyriven

11-05-08/4:00 p.m. CT

Confirmation # 9495336

cases filed. As they consolidate and mature that would give us more visibility into you know which ones are going to need intensive investigation, evidence management, technology would obviously be involved in that as well as FLC.

(Frank): OK, great. And two quick ones. First I guess on the restructuring side. You saw a little bit of margin growth there. Where do you see those margins going as you kind of look out towards some of the new business that you talked about in your prepared remarks?

And also could you quantify the size of the auction strategies business?

Dom DiNapoli: This is Dom DiNapoli. I’ll take the first part of your question. You know we could see the margins continuing to grow a little bit in the corporate finance as we integrate the transaction advisory service staff into the restructured projects that we’ve been able to land, in particular over the last couple of months. Also as cases mature, we’ve got opportunities to receive transaction fees or success fees at the end of the cases and they tend to help our margins also. So right now that is a relatively high margin business but it will move a little higher as we move people from the lower (TAS) practice into the bankruptcy and restructuring assignment.

Dennis Shaughnessy: As to the auction I think our feeling is coming out of the gate it will mature pretty quickly to about a base $10 million business and then you will have the use of the expertise.

Dr. Milgrom is at Stanford and has pretty much written every book and conducted every major auction around the world. He was consulted immediately by Treasury to try to get some background on their potential auction process. For example, he did the auction through the Google IPO, designed the entire process for them. So as the transactions mature, we would expect to see that revenue base go up above you know simple consulting but we’re very excited to have Dr. Milgrom and Salant joining us.

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We think its intellectual capital that’s going to be used around the globe and want it with our reach and balance sheet we’ll be able to go rapidly.

(Frank): OK, great. I’ll let someone jump out.

Operator: Thank you. Our next question will come from Tim McHugh with William Blair.

Tim McHugh: Yes. I wondered if you could quantify whether it’s to revenue or EPS the unexpected impact you know maybe relative to your past guidance from the unprecedented events that you talked about in terms of the clients that you lost.

Dennis Shaughnessy: Well I think in the case of the three large financial institutions, it would have had an impact of probably between $5 million and $7 million you know sometime starting late August through the balance of the year on a revenue basis. I think as far as the freezing up of work I think we literally saw the market come almost to a complete stop in some areas in August. It stayed very frozen almost as if it was in shock into September.

We started picking up significant business and you know we were I think watching the same screens everybody else was and I think it just simply delayed – we literally had law firms self imploding to where clients had to switch the law firms they were working on and because the law firms were having their own internal problems. We had investment advisors that literally just stopped talking because they were fighting redemptions and things like that.

Our clients in the hedge fund industry all around had a – you know we had $3 million worth of delayed SMG transactions that were on the books ready to pull the trigger and probably will mature but were delayed. In strategic communications, we literally had clients for example we represented all three Icelandic banks that you’ve been reading about and we represented several of the British banks that were nationalized by the government. All of that business came to a

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screeching halt. On the other hand, some of it is reemerging you know with a different character and will reemerge with different institutions as the governments sort things out.

The good news is we’re being retained by governments. For example, in Eastern Europe where they have challenges and things to try to get a broad sort of grip around where they have to go the next couple of years to address these challenges and we expect those mandates will include everything from securities to investigations to high end advise on their markets and on their exchanges.

So it was a very interesting four to five weeks. The good news is we saw the momentum start turning back to where September ended up being one of the largest new business months we’ve ever had. But none of that revenue you know matured until this quarter so it wouldn’t have had any effect on the business in the third quarter.

Tim McHugh: OK. Just following up on that comment. If September was so strong and you mentioned October was particularly strong as well, your guidance at least for the fourth quarter doesn’t seem to reflect much of an improvement and actually I think a slow down in the year over year growth rate – or organic growth rate. Can you talk a little – just give a little more color on that…

Jack Dunn: I think in all honesty that we expect that the system, the financial system and the economy is going to receive several large jolts. And I think while we would like to be significantly optimistic and say the third quarter is just an aberration that we won’t see people freezing up again and that we won’t see some disintermediation of decisions in business because of what could be very significant negative transactions, we’re trying to be realistic.

I think we’re sitting here saying that on a new business development we’ve had two back to back great months. On a momentum basis and revenue we’ve had very, very good months. There is a lot of pressure for people to control costs. So in some of the areas, specifically

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communications, there are literally clients coming and saying could you cut your retainer for the fourth quarter because I need to pull my costs down in my own right. So I think the…

Dennis Shaughnessy: And we have the currency hurdle as well.

Jack Dunn: Right and the $7 million of currency impact to us. Again, normally to watch a currency fall like that you’d be looking at over four or five quarters to where it’s more of a gradual impact. We watched it all hit us in one quarter and I think we believe it will stay there at least for the next quarter.

So our new business and revenue growth that we’re seeing is being tempered by the pressure of currency, the pressure of some clients that we think could hit margins in some of the business. And just having the biggest restructuring company in the country, we have a perspective that you have to be very careful when you see a lot of bad news out there. It can come quickly and it can come very hard and freeze these markets again.

Tim McHugh: OK. And lastly, I just follow up on that – incorporating that view point and the mix of businesses and the trends you’ve seen, I know it’s a little early, but as you looked out to 2009 would you – can the mix of businesses here still perform in line or better than kind of the long term growth rate that you’ve talked about historically?

Dennis Shaughnessy: Yes, I think Jack summed it up very well. I think we think 2009 is a year that represents exceptional opportunities for us. I think without a doubt our corporate finance group will prosper and grow. We are adding talent. The group that we just brought in Canada which is one of the best groups in Canada as well as Latin America we think will expand rapidly.

We are very fortunate to be in a position where in spite of what we see as a pretty lousy set of macro economic data we have three groups that will prosper. We think the econ group will

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continue to prosper. They are being retained by almost every major player either on the investor side or on the advisor side or on the financial institution side in anticipation of a wave of new investigation, regulation and litigation.

I think as Jack said very clearly we anticipate a spillover effect that will come into FLC which is doing a good job of treading water, I mean they’re growing, they’re not growing rapidly but they’re still continuing to grow.

And we think that investigative business will start to mature and the legal support business will start to mature next year so we think 2009 FLC is going to see a lot of this increased regulatory and investigation by the government start to take off in new assignments as well as the maturing of a lot of the threatened litigation or the pre-filed litigation which simply hasn’t moved into…

And then I think technology will continue to grow. We will roll out the combined platform of the Attenex/Ringtail with some new bells and whistles which we think, as Jack said, will change the game again as we’ve done it before in the way people are managing their data for sensitive production.

So we expect to have a very good year next year. We expect their margins will return – once the integration is finalized between the acquisitions which we expect will run into the fourth quarter but start to update significantly early in ‘09 – that those margins will return up into margins in the 30 areas that are similar to software as a service company margins.

I think as we said the communications group has done a fantastic job of replacing capital markets work with crisis communication work and every month that goes by they’re brought into more and more of that work. It is good work. It has a traditional margin in the 20 percent level that gave experience. It does not have sort of the cream of the crop success fee type of margins that allow you to get a margin spike from the capital markets work. We don’t see that next year, we see

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them continuing to add more and more crisis communication work. We see some pressure on their retained business as companies are trying to manage their own marketing IRPR spent and so I think we have to be realistic about where they would go.

And then, finally, I think SMG is the premier brand in complex real estate structuring. This valuation free fall that we’re watching and the lack of transactions are eventually going to find a floor and when it does there’s tremendous liquidity that will move into the marketplace either out of fund sitting onshore here or out of a lot of our clients offshore. When that happens they are going to be extremely busy and we would expect their work to jump significantly and their margins to improve. Trying to call that right now is you know very, very difficult without a better crystal ball than we do.

Jack Dunn: I think that just one thing I would add is that I think the new hire environment for us will be spectacular next year. I think in terms of what we have built and the platform we have is very much recognized throughout the professionals that serve in the same industries that we do. And I think we’ll have tremendous opportunities as we preached for years the good and the bad news in our business is the inertia when clients have somebody who’s a professional like their investment advisor or their dentist, they don’t change because of price. They typically stay with you because of the results and I think more and more of those type people will be joining us.

Dennis Shaughnessy: When we did our five year plan we modeled organic growth in the mid-teen area to be complimented by about a like amount of acquisition. I think we feel very comfortable next year that we’ll be on target on our plan and the opportunities are being presented to us right now for acquisitions at valuation levels that literally were unheard of 12 months ago are very exciting.

And we will try to make the right strategic decisions, we will pick our spots, we won’t hesitate to make a move that we think will broaden the company and strengthen it especially in a global

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platform and we feel we’ll be doing it at valuation levels to where we can significantly make money on the by side.

Tim McHugh: OK. Thank you.

Operator: We’ll move on to Michel Morin with Merrill Lynch.

Michel Morin: Yes, thank you. I was wondering, given the cash flow generation during the quarter and I realize what you’ve said about acquisition opportunities, what can you tell us about your plans in terms of the balance sheet and managing the debt level in the current environment?

Dennis Shaughnessy: Well I think number one, our debt is long term debt. We have about $400 million in debentures which I think start maturing around the 2012 to 2013 level, so that’s pretty fixed debt. We have $150 million in a convert which because it exceeded the conversion price we book as a short term debt but there’s been very little demand to convert it given that you’re getting paid to basically hold an option on stock that significantly in the money.

We have no short term debt. We’re not into our lines. We have a $165 million line of credit that’s available for us to use. So I think between the cash that we have, the fact that we generate a lot of cash each quarter and then you know our ability to go in and access lines, I think we’re in a very strong position to make acquisitions. I think that would be our first choice.

The other thing is we have a line of people coming to us who are luminaries in their practices wanting to bring teams in which require signing up and financing of those teams to transition over and while it’s not a classic acquisition, it does require working capital and it does require up front signing bonuses as a consideration.

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So we are happy to be in that position. We would – you know you would see us aggressively moving to take advantage of the positions there, to take advantage of acquisitions and keep our powder dry. I think right now is – you know companies can build strong balance sheets are going to have a significant advantage.

Jack Dunn: Yes, traditionally the fourth quarter is another good cash flow quarter for us so we would expect to improve our position.

Michel Morin: OK, great. And then you mentioned the contract that you signed to represent the Lehman creditors. Can you help us understand how significant this case be for you, and I don’t know. I realize that there’s some confidentiality limitations there perhaps. But maybe by giving us a historical perspective on the kind of work that you’ve done in the past at places like WorldCom or Enron, you know how should we think about the revenue generating potential from these kinds of deals when we hear about them in the press? Thank you.

Dennis Shaughnessy: All right the answer to your – the credit committee is a very large role and I compare it to cases years ago at Drexel Bernham or more recently Enron where you’re probably running in the area of $1 million easily a month and those cases will go on. There will be peaks and valleys to that but the typical case will go on 18 to 20 months.

Michel Morin: Great, thank you.

Operator: We’ll move now to Jim Janesky with Stifel Nicolaus.

James Janesky: Yes, thank you. A couple of questions. When you look at the outlook that you provided prior to going into a quiet period, and then you look at your revised outlook put out today, other than the issues with customers being frozen and we’ve seen that – we’ve seen those results also reflected in your competitors, other than that what incrementally changed that would have either

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allowed you to raise or lower your outlook based upon moving into the third quarter now into the fourth quarter?

Dennis Shaughnessy: I think $7 million to our currency is certainly something that we could not predict and we’re trying to be realistic about where it will all settle. I mean right now the outlook is based on a currency exchange rate between the dollar, the Asian currencies and the Euro that’s about where it is right now.

We don’t have a lot of confidence that it will stay where it is. It might go up, it might go down, but we don’t really believe it’s simply going to stay where it is. It’s very, very volatile. So I think we’re trying to be careful that we don’t call something optimistically and then only to have it wiped out by a significant downward movement for two or three months on currency. So I think that is clearly one of the things we’re looking at and we’re trying to get our hands around what’s a good, sustained exchange rate to try to model off of. But that is one of the things we have a concern and that’s one of the reasons we adjusted the outlook for what it is.

I think the other think that has surprised is there simply are no transactions of any deals whatsoever in the real estate area. I think there was an article in the paper that commercial transactions in the New York area alone are down 61 percent…

Jack Dunn: Nationwide.

Dennis Shaughnessy: And nationwide they’re really down. Now we know that’s going to turn but I think given the magnitude of those numbers we don’t necessarily feel that that will turn in the fourth quarter. We think it will take some more time.

And then finally, we are deliberately spending money in tech on the integration of these two companies. We’re trying to get it over with this year so we have not adjusted the spend rate, we

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have not looked at any opportunities for consolidation and our main goal is to get the platforms integrated to put some new feature sets on and get them out and have that together.

So I think when we gave you our projections the last time, I think the DOW was at 11,600, 11,700 and while I think people were concerned and you had some threatened failures, the DOW is now at 9,100, we’ve had name brand companies literally disappear in a period of weekends, and I think we’re trying to be conservative.

It is easier for us in all honesty to look at four or five quarters and say you know we think a lot of this will smooth out and we feel better about it. It’s a lot tougher to look out in the next 90 days even though we’ve got one month under our belt with a high degree of certainty and say we understand where the Euro is going, we understand where the pound is going, we understand where the Australian dollar is going and how it will impact us.

Or what are two major transactions that could be a huge negative on the economy drop in and just monopolize everybody’s mine share to where there’s not a lot of other things getting done. Even if we made a long term beneficiary one of those dropping in as far as working on the restructure.

James Janesky: OK, thanks. And then another question is in some cases you’re benefiting from the turmoil, for example in portions of strategic in the financial communications. You talked about your economic consulting division continues to buck any – the trends at any competitors who have reported very weak results who are somewhat pure plays in that area.

So on the one hand it’s benefiting you, on the other hand it’s hurting you this global turmoil. Does it just happen to be where your customers are in that space that you know determines whether or not spending either goes down or is frozen? Is that a way to look at it?

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Jack Dunn: You know we built a – consciously as I said starting in 2002, we have invested a lot of money in building what we think is a balanced portfolio of services. The – we’re great as the market turns and you saw that all this year. A sudden, dramatic drop like this is something that you know I don’t know that we’d be alone in saying that we didn’t know that the entire financial system in the globe was going to melt down.

I think as you asked earlier about the number of jobs that – I think Dennis enumerated probably close to $15 million to $20 million worth of business in discrete projects that just appeared and that doesn’t include the smaller retains of cases and stuff like that that would be in the strategic communications. So I think that’s what changed. In a normal situation the segue or the handoff between IPO and M&A work would be a little smoother so you’d have a chance to build it up.

Now the good news again, one of the reasons we’re so bullish for next year, is that if again if it runs true to form the crisis communications clients and the strategic communications clients we pick up become the retained clients next year because we do a good job for them and they end up being much more of our annuity base in the next year. So I think that’s the reason why we’re looking at it and this will normalize.

There is no question that as Sovereign Funds and other investors look to invest assets we will find a clearing price and when that happens real estate assets, things that they can sense and touch and most importantly describe to the investors in the fund are the things that will get taken up. And I think that also – maybe not in the first quarter, maybe towards the end of the first quarter or the second quarter – I see that pick up.

And the clients that we’re adding on the restructuring side as Dom mentioned those tend to be 12-month minimum assignments so you build up a cadre or an annuity base of those as well. So I think – I think we’re going to see that happen.

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James Janesky: OK. And then final question. You know you talked about using capital towards acquisitions or maybe even some group hires. Your stock is down about 30 percent in the aftermarket. Any thoughts on the potential for stock buybacks if the stock were to trade to those levels?

Jack Dunn: Well I would hope, you know I would hope the stock is not going to stay where it is. I think clearly we feel we will be a company that has a significant increase in earnings next year. I’m not sure how many companies will be able to be in that kind of a position. I think that – I don’t know of many companies that have bought their stock in the last trailing 12 months that are happy they bought their stock.

And I think when you’re concerned about quarterly volatility we aren’t the masters of what’s controlling our stock and to reduce our share count by a couple of million dollars and try to increase earnings by a nickel or something when in fact you could have another downward revaluation of the whole market, I’m not sure – at least in the short run – it’s a good use of capital.

I think a better use of the capital is take advantage of somebody’s else’s lower evaluation that fits strategically into where we are. So I would say right now we wouldn’t be looking to buy stock. I would hope – look we don’t want to disappoint expectations. The company had a 30 percent top line revenue growth and significant net income growth. We simply got – we’re in a situation where we couldn’t meet expectations and we’re not happy about that and we’re determined to make sure that doesn’t happen again.

But I think it’s not as if we’re sitting here looking at a company that’s not growing, that’s not very, very profitable, that’s not very high cash flow. I think we can deploy the cash to enhance that growth in a strategic fashion in again what we feel are at least historically very, very low valuation levels and even if we trade down we think the valuation levels of potential targets are going to be much lower than us.

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James Janesky: OK. All right. Thanks for the update. I appreciate it.

Operator: We’ll now go to Paul Ginocchio with Deutsche Bank.

Paul Ginocchio: Yes, thanks. Could you talk about maybe organic growth rate as you exited the quarter? Maybe where you were in October just to see you’re talking about the rebound so maybe to quantify it? You talked about September and October being some of the best months of new business ever. Can you somehow give us some context of that?

Jack Dunn: I think the September new business is only now beginning to mature and October obviously is what it is. It’s just new assignments. We haven’t manned a lot of them yet. Yes, I think that the organic growth rate will approximate hopefully what we’ve experienced in the past quarter. It will be mid-teen type of growth rate for the fourth quarter and we would expect it to hopefully accelerate back into a higher teen level next year.

Paul Ginocchio: Very helpful. And then again on the real estate, could you sort of quantify again I think the organic growth rate there was in the corporate restructuring area, the bankruptcy area was finding that the acquisition revenues I think missed my expectation and I guess that’s obviously SMG? Can you just talk about sort of the current run rate of that business?

Jack Dunn: Yes, it did about $11 million in the quarter.

Dennis Shaughnessy: SMG is running – run rate for the 2008 is probably in the range of $48 million to $50 million in revenue.

Paul Ginocchio: With $11 million in the third quarter?

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Dennis Shaughnessy: Yes.

Paul Ginocchio: And was that the – was it a full quarter impact or just the last two months?

Dennis Shaughnessy: No, we had a full quarter of it.

Paul Ginocchio: No, I’m talking about the impact of the complete shut down…

Jack Dunn: No, I think they’re facing in all honesty there’s has been more macro in the last two quarters. We bought SMG at a purchase price that was significantly below what they were looking for. We bought it at that price because we anticipated this would be a difficult year so we had somewhat priced in the performance.

They’re on target to do about what they did last year, you know a tiny bit less, so not much growth. They’re generating about a 20 percent EBITDA margin off of their revenue so they’re profitable. And you know the third quarter I would say if you talked to them was probably what they would consider their worst quarter. But in all honesty the second quarter wasn’t great either because I think the commercial marketplace had slowed significantly in the second quarter.

Paul Ginocchio: Great, thanks very much. If I could sneak one in. I think you talked about some reserves that you took in the technology division. Was that what you already discussed about the deal fees or is this something different?

Dennis Shaughnessy: They weren’t really significant. I think they were.

Jack Dunn: The reserve we took we talked about in connection with strategic communications…

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Dennis Shaughnessy: It was basically a litigation settlement reserve that dated back several years to a case they had way before they were acquired by us and it’s something that we need to deal with and there’s always a potential for a recovery there but it was just…

Paul Ginocchio: Can you size that?

Dennis Shaughnessy: Affected their margin.

Jack Dunn: We didn’t have any significant reserves that we took in tech.

Paul Ginocchio: OK, so I’m sorry, can you size the one in strategic communications?

Jack Dunn: Yes, I would say that you can think it plus or minus a penny.

Paul Ginocchio: OK, thanks.

Operator: We’ll now move to Andrew Fones with UBS.

Andrew Fones: Yes, thank you. I wanted to ask about what we should expect tech margins to look like over the next few quarters. You mentioned there’s some ongoing R&D, excuse me, spending that could run through Q1. There was some deal expense, also the revenue disruption obviously and the Attenex integration. So how should we think about all those pieces?

Jack Dunn: I think that most of the expense is to sort of position the company to be an independent company has been expended, so I think that pressure on the margin will abate. I think we are deliberately running almost a duel research function in an effort to integrate these platforms and to deliver a sort of combined offering with some new bells and whistle. Andrew, we’re focused on

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the first quarter to get that out. I think after that you’re going to see the logical sort of integration of the operations.

We’ve picked an overall head of R&D which is an executive up at Attenex and he’ll be – once the platform integrations and the feature sets have been developed I think you’ll see that spend slow down. So I think I would say you’ll see the integration expenses just simply – the normal integration expenses abate at the end of this quarter. You would see the transactional expenses that were unique to the IP on spinout pretty much over and then you would see a different R&D spend once we release the combined platform in the first quarter.

Andrew Fones: So would we – you know are we looking back to kind of a high 30s time margin passed by the middle May?

Jack Dunn: I mean I think you’re looking probably Q4 at a margin similar to Q3, and then I think you would see the margin start to expand again into the 30s. And so I think a lot of it would depend on how high it gets in the 30s, Andrew, will depend on just the overall economy and whether we can get it back up that quickly to the high 30s, that I’m not sure.

Andrew Fones: OK, thanks and then just a small one. Could you quantify the integration expense in FLC in the quarter? Thanks.

Jack Dunn: It was – they were stay bonuses in the (Brewer Company) and I think they would probably represent about a half a cent to a cent per share.

Dennis Shaughnessy: Between that and double rent as we consolidated our people there. That’s about right.

Jack Dunn: So about a penny.

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Andrew Fones: Thank you.

Operator: And we’ll move now to David Gold with Sidoti.

David Gold: Hey, good afternoon. A couple of questions. First on restructuring. Utilization there given the work that we saw you sign up in the quarter a little softer, who would have thought. And just curious there, a couple of things. One, if you can speak to when the hiring was done in the quarter, if that weighed in.

And two, I guess industry sources tell us that on Lehman on the other side at the end of the quarter they went from 125 professionals to 400. Curious if we could safely expect you to sort of ramp up resources on that as well.

Dom DiNapoli: Let me give it the Lehman – 400 that’s a number that surprises me. You know I do keep an eye on that case in particular. I don’t think that 400’s a good number. We certainly are ramping us as more issues arise in the case. It’s relatively new. We’ve only been in it for a couple months and it takes a while for these cases to really get started. We’ve got a significant number of people on that case but it will continue to ramp. I think the 400 on the other side you refer to the advisors to the debtor, I think that’s a little high and I don’t think they have that many people. I don’t think there are that many people in the firm.

Dennis Shaughnessy: With regard to some of the other things that happened during the quarter, we added the people probably towards the August timeframe. That is typically when we do hire people out of summer, and you know these are younger folks typically.

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A couple of other things happened during the period. We probably redeployed about 50 of our transaction support people from doing transaction support working on other jobs, so that happened. In addition, you know typically the summer is always a little bit slower time.

So I think that you know you would expect to see utilization improved and then the other thing that’s in there was SMG it traditionally had not quite the same utilization rate that we’ve had. So I think there are a number of things that are kind of coalescing to improve the utilization in our restructuring business.

Jack Dunn: Yes, David, I think if you peel the onion, our utilization is up if you don’t count the addition of the 60 new people in SMG. If you count the addition of the 60 new people they’re now being fully deployed as normally happens once they come out the third quarter we deploy them in the fourth quarter. And I think we’ve said it several times. SMG is having a year that’s challenging and their utilization numbers when put in with core then are lower.

Dennis Shaughnessy: The 60 people were actually in core restructuring. SMG was about a total of 150 people.

Dom DiNapoli: And the other thing is the new people that came in, there was relatively extensive training for them so it took a while in the third quarter to get them up and running on jobs. One other point I want to make, the run rate on SMG is in the 48ish range, that’s an annual run rate as you know we didn’t have them for the full year.

David Gold: Great. Great. OK. A couple of other small ones. Technology business or the ramp up in spend there as you’re launching the new product, can you give us a sense for how significant that might be?

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Jack Dunn: Well, I think we paid the $80 million to get control of the Attenex technology. We view it as the deepest technology as far as the install base and the most robust as far as the ability to expand the engine. So our feeling is the successful integration of Ringtail and Attenex together with the appropriate new bells and whistles is going to be a major offering to the market next year.

David Gold: Right, but one of the sort of catalysts for you know presumably changing guidance is the step up in expense there commensurate with the launch. I was just sort of curious. You know obviously something there has changed in the last quarter or so.

Dennis Shaughnessy: We bought Attenex and so part of it is just aggregate increase and as I said we decided to eat the integration expenses as rapid as we could and we decided to pour effort into an integration program that we thought was going to take longer but we think we can get done a lot faster so it penalizes Q3, it penalizes Q4, but we think we can get it out into the marketplace, David, and then the revenue will start kicking in at a higher level. We think together with more of a joint offering it will go a long way to expanding our position in the market.

David Bannister: David, it’s David Bannister. On an apples to apples basis if we didn’t have this restatement in there for the R&D, there’s about $6 million of additional SG&A expense. The bulk of that is related to R&D.

David Gold: Got you. OK. And just one last one. Jorge, does the guidance include the change in accounting for convertibles. If by my calculation and by your last Q it looked like that was about a nickel of the cost there?

Jorge Celaya: That only takes effect next year in 2009.

David Gold: OK. OK. But is a nickel about the right number?

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Jorge Celaya: Yes, it’s about right.

David Gold: Perfect. Thank you all.

Operator: We’ll move on to Scott Schneeberger with Oppenheimer.

Scott Schneeberger: Thanks. Could you guys speak a bit on within the FD business of communication, the mix there of M&A versus crisis communication, what – you talked a little bit about the levels of margins in each and the potential for success fees more in M&A. Can you just talk about the mix there and kind of moving into next year what you see happening?

Declan Kelly: This is Declan Kelly. I think what you’re seeing is related to the M&A and the market shut down and this is something that’s happened before in our business. It’s not the first time that this has happened. It’s happened in previous cycles. And what happens in that situation is that all the individuals who’ve got specific skills in that area are deployed in a different way.

They’re deployed to do crisis communications assignments and many of the kinds that were previously contemplating M&A assignments find themselves in high end litigation matters, sometimes getting out of transactions they were previously in and sometimes just reorganizing themselves on the basis of what happened inside the market. And the margins in that business are not that different to the margins in the M&A side.

What is different is the success fee element because the success fees don’t apply very often on large scale litigation matters or on crisis management assignments. In the United States we price those assignments by the hours so it tends to be a pretty high margin business because there’s a lot of man hours involved especially in the volatile economy like this one. And in Europe it tends

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to be a lot more retainer plus overage billing that we get on top of an agreed amount of time that we sell to the client for that particular service.

Jack Dunn: In a given year, and this is not exactly a given year, but the mix would be about a 70/30 between retained business and then other business which would include transactions, IPO, M&A and you know strategic communications on an incident driven basis. In the past whereas that mix would have been 80 percent – of the 30 percent, 80 percent might have been capital markets oriented and the other 20 percent would be the strategic. Probably in this marketplace it’s probably safe to say that that’s flipped on its head and it’s probably 80/20 the other way.

Declan Kelly: And we expect that to continue for the foreseeable future.

Scott Schneeberger: OK. Thanks. So I mean if we did see just M&A remain dried up for a multiple quarter period, would we see and I’m not running the numbers that quick in my head, but would we be going down to around a 20 percent margin or not that severe. I guess what I’m getting at how big are those success fees?

Declan Kelly: The success fees last year were not a material amount of money in terms of the overall performance of the business. So the margin impact should not be severe even if that were to continue for a significant period of time.

All of the people that we’ve had working on M&A and IPO matters which are all very senior, high end executives have already been deployed into other assignments. So we expect that this kind of work will continue over the next several quarters. Litigation is getting more pervasive, not less pervasive on the basis of what happened over the last two to three weeks.

Scott Schneeberger: OK. Thanks. Shifting gears in tech consulting, you did mention in the press release and then again on the call seeing increased competitive pricing in the recent period. You

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are a premier player in the space and probably get premier prices. But could you talk to what type of threat you view that as.

Dennis Shaughnessy: Yes, I think it’s real. And it’s sort of running the course. It’s not unexpected. It’s running a course that you see in a lot of sort of new technology developed markets.

What we’re seeing is competitive pressure on sort of the front end, the data collection and from a lot of smaller, pure tech companies who are venture backed companies or start up companies in some cases. They’re licensees of other companies and they’re using price to get trial. And I think that some of them have been successful in getting trial, some of them have simply been successful in lowering the price. And I think you’ve seen this in other tech industries. I’ve seen it a lot in my prior private equity history.

I think you’ve got one trick ponies that have to get revenues or they can’t justify their next round of funding or they can’t justify staying in existence and so they cut price. Across the whole continuum we aren’t seeing that but certainly on the front end we’re seeing it fairly aggressively. What happens in these things is the market tends to sort itself out. There’s no doubt part of the market will always become commoditized where the value added is not as great on the technology and it’s more of just a process function.

As you move up the continuum clearly that’s where the consulting comes in as well as the strength of technology. The value ad is higher, the enterprise risk is higher and that’s where you get higher fees for what you’re doing. I would anticipate we would continue to see price pressure on the front end as these companies are coming in trying to buy share.

It’s a dynamic market, it’s growing very rapidly, it has high margins, and it’s very attractive for people to enter. And you know they would normally enter it on the easiest path to provide a

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technological solution not trying to move into the higher end of the market but the lower end. But it’s real, it’s there, and we are seeing it.

Jack Dunn: It’s kind of a tough incubator to tell because I think all the empirical evidence would point to the fact that there haven’t been the types of major transactions or major litigations or even major second document requests that we experienced even in the first half of the year.

So I think until you see that you have to judge this about whether those types of competitors are appropriate for a certain type of transaction or whether they can really handle the type of massive document cases that are both size, quality intensive, but also time sensitive that we have really our reputation. As those come back into the marketplace I think you need a little bit of that to really judge what’s happening with the pricing there as well.

Scott Schneeberger: OK. Thanks. And one just final quick one if I could. You mentioned you’re going to – that we will be seeing some brand spending and it sound like you will continue to be relatively aggressive with hiring. With some of your FTI discretionary spending what do you need to see to maybe pull back on that if things stay tough for a long period of time? Just what do you think about that? Thanks.

Jack Dunn: I think – to the last part of the question – I think our feeling is if things stay tough we’re going to do very well. We may not do relatively as well if things are booming, but we’re going to do very, very well. I think our feeling is that you may not be spending in certain divisions that don’t have the growth, but you’ll be spending overall support the FTI brand which we think will pay off geometrically or exponentially to us as the economy starts to turn. Declan, you might elaborate.

Declan Kelly: Sure. Well as it relates to the FTI brand, for the last several months obviously since coming on board we spent a lot of time looking at the way we’re spending our money and where we want to spend it next year and beyond. And the good news is that there are a lot of things

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that we can do in this market because of pricing and valuation as to different sponsorship and marketing opportunities that we can avail of that are very good for our business especially as we look at the geographic platform that we have now.

So you can look to us next year to invest heavily behind the brand, you will see the brand activated in places where it has not been activated before, following on from where we’ve done acquisitions and where we’re growing our business. The good news is that we don’t intend to spend any more money than we spent this year. We’re just going to activate our money in a different way. And so in terms of the overall impact on expenditure levels, we don’t see a need to increase it but we do think that we will get significant impact from deploying it differently and more I suppose strategically in markets where we see growth opportunities.

Jack Dunn: Yes, and as tough as the quarter was, again we can’t forget we had 29 percent increase in revenues, we had a margin – an EBITDA margin of plus 20 percent. I think as a lot of you know we run an equity compensation expense that tends to be about two to two and a half points of margin.

So if you look at a cash EBITDA margin you’re up to 22.5 percent. And our target in our five year plan is to run the business at a cash EBITDA margin of 25 percent. So we’re really not off that mark by that much. I think that clearly if we can just – if you just did 29 percent revenue growth quarter over quarter and you did 20 percent margin, you’d have a lot of companies willing to invest in that model.

Scott Schneeberger: Great, thanks.

Operator: And our final question today will come from Kevane Wong with JMP Securities.

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Kevane Wong: Hey, guys. A few things. First on the tech pricing. Are you seeing any impact as far as pricing due to the general movement of a lot of that front end work being sort of moved in house to corporation versus sort of being sourced through the law firms which tend to be sort of a higher priced element?

Jack Dunn: We haven’t felt that. I think that we again deal – some of our biggest clients are huge Fortune 100, 200 companies where we’re dealing directly with general counsels and not law firms. So I think – I’m not saying that’s not the case out there, Kevane, I just think at least with our clients we haven’t felt that.

Kevane Wong: Got you. Another quick one. On the free cash flow obviously you’ve pointed to fourth quarter tending to be a strong operating cash flow quarter. Usually that’s up sequentially from September quarter. Is there any reason that wouldn’t be the case in this current quarter?

Jack Dunn: Well our fourth quarter is almost traditionally always our best cash collection quarter and so…

Dennis Shaughnessy: There’s no reason not to think (our major push of the year) because our clients understand it the best. I would say we would look for cash flow to increase in the quarter.

Kevane Wong: Two other – you mentioned you guys think there might be several large jolts here still as far as macro economic environment. Are there specific things that you’re looking for that we should be watching for or that is the general sense of there’s more stuff coming but there’s not a specific thing that you’re looking for per se?

Dennis Shaughnessy: I would just say two things in general. Number one, there are several industries that have their tentacles all through the country that you’re just as well as we are that if there are only a few players and if they go down the networks that will go down around them will be

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staggering. And I think we have to be careful that if they do go down it’s going to be quite a jolt to the system.

Secondly, I think there are much deeper problems in Europe even than we’re seeing in the papers. I think that clearly that could have an influence on currency, it could impact us. That’s one of the reasons we’re trying to be so cautious in the overall impact of currency and if some of these things happen it could be very country-centric over there to where you have a systemic problem but it races through the country not just an industry. So I think we have to be watchful.

That’s one of the reasons our feeling is we get through the fourth quarter hopefully you’ll have a new administration that will really have their feet on the ground ready to make an input here. You’ll have a lot more transparency and visibility to some of these problems that we think we should be worried about over there.

And hopefully some of the big industrial problems that we have here have either matured to where we can get our arms around the magnitude of it or there’s some degree of assistance that is given to either forestall them and postpone them or to at least allow the beginnings of a longer term solution. But we certainly are concerned about those issues and how they could impact a short term earnings period like a quarterly earnings forecast.

Jack Dunn: Yes, I don’t think you should underestimate the value of the practice we just added that involves heavy emphasis in Latin America – it’s an area where we spend a lot of time. We have countries that have been beneficiaries of high oil prices. You have delicate to say the least political balances and between our strategic communications and our – both our due diligence and our now restructuring capability I think that could be a very big area for us.

We’re seeing a pick up in the number because of strategic communications emphasis and because of frankly systemic issues with governments. We’re seeing more and more being hired

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by agencies or by governments themselves to help what they’re thinking. So it’s just a very tentative marketplace right now. The last couple weeks I guess have given some comfort in the stock market which I guess is a forward indicator. But I just think we shouldn’t declare victory just yet in terms of the global economy or the U.S. economy.

Kevane Wong: Got you. That’s helpful. And then the last one I wanted to ask. Obviously there was still a lot of bodies added on for the quarter. You know I actually wasn’t looking for a big increase but you still added on a couple hundred people at the end of the period.

And I guess it’s sort of two parts. One is was it a situation where you already were sort of on track hiring these people when things got difficult so you couldn’t adjust the expense of that quickly?

And I guess also if I’m looking forward is that part of the reason that the guidance for 4Q is tough because you’ve got all these people, you need to gather them up speed, and what are your plans as far as hiring for 4Q and also going forward to ‘09?

Jack Dunn: OK, again, remember the margin is about 20 percent and it’s about two and a half points below where we wanted it. In all honesty to have achieved the two and a half points we would be talking about – that’s leverage that we have here plus and minus. We wouldn’t be having the conversation about a miss. We’d be talking about hitting it given the revenue growth and EBITDA growth that we had. So I think there’s no plans here to do any kind of draconian – I mean we’re always trying to fine tune the engine and some people work out and some people don’t work out and that’s just part of our everyday system.

I think the 60 people that came in were predominantly restructuring and we are running very high utilization restructuring, especially if we take SMG out. And the demand for those people has increased. The main bulk of the people that came in the quarter was through the Attenex

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acquisition and there that was one of the largest acquisitions we ever made and so you know we did not make any significant effort to try to basically get any kind of synergies out of that acquisition.

I think our style in the acquisitions that we make tends to be you know make sure we understand the company well, let’s not wreck the enterprise value in an effort to reduce costs and in this instance we made a conscious effort to keep all the R&D in place of anything expanded in order to deliver what we think will be a significant product to the marketplace faster.

This is a great team that we bought out there. They’re very bright. They’re very talented. It’s one of the main reasons for the acquisition. We wouldn’t want to go stumbling in there in an effort to realize some integration synergies. And again the technology – we wouldn’t be having this conversation if they didn’t get the jolt to losing some major customers in the quarter. They would have been down a little bit but nothing to get too excited about.

Kevane Wong: Actually – right I wasn’t looking at are you going to cut people. It was more given sort of the people levels at the end of September for example, are you – would you feel for the fourth quarter that given sort of the environment that you wouldn’t be looking to really add much as far as bodies for…

Jack Dunn: We’re in – let’s be clear. We’re in a growth mode. We had the largest intermediation in the global economy in history in the last quarter and probably the month of September – the middle of September to the middle of October.

We – as we mentioned we just hired five people to give us a whole new capability in terms of restructuring internationally between South America and Canada.

We have added the investigative person who will build a team in the U.K.

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We have – we are actively looking everywhere we can for big named economists and for economic support.

At FD we are adding people around the globe because while it’s tough in some places there’s always some place else where the money flows.

We added the auction rate of the action professionals. We hired some of the highest intellectual capital in – probably in the world.

So across the board we are looking to add people because we think despite one quarter or 60 days, 90 days we are in the right businesses at the right time and this thing is going to really catch fire next year.

David Bannister: We have the opportunity this quarter and we’ve started doing it to bring in teams of senior people that want to migrate from other organization. The group that came in Toronto will be building a staff around to work on the Canadian restructuring and Latin American restructuring which is what they’ve been doing.

The key high end individual we just brought in in London is a big rainmaker and he will be augmenting the staff that he will be walking into with FA with more hires over there.

We are in conversations with several major economists here in the states and over in Europe to where if they come in the fourth quarter they will be bringing teams with them.

Now one of the reasons you have to be a little careful in the quarter if we’re lucky and we can get these people which we would love to get, you’re going to have more expense hit you in the quarter as you man up, as you bring them in and as they transition their books of business. A lot

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of times not 100 percent of the books of business for competitive reasons or restriction reasons can come over, but these people tend to ramp fairly quickly and we will be very excited to get them because the impact it will have on 2009 will be significant.

So we are aggressively in the marketplace and we are being aggressively wooed by people who feel that our platform longer term is a better place for them to be.

Kevane Wong: Excellent.

David Bannister: That’s probably the strongest statement you’ve given.

Jack Dunn: This call typically has a broad audience so we want to be very clear. We are hiring.

Kevane Wong: Excellent. Thank you.

Operator: And we have no other questions at this time. I’ll turn the conference back to management for any closing remarks.

Jack Dunn: OK, great. Just again we want to thank everybody for joining us and you know we look forward to our next call with you at the end of the year and also with respect to our ‘09 guidance. And thank you again.

Operator: Again that does conclude our conference. We do thank you for joining us.

END